CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference of our report dated June 3, 1998 (except for Note 16, as to which the date is December 30, 1998) with respect to the consolidated financial statements of Vanstar Corporation for the year ended April 30, 1998 in this Current Report on Form 8-K of InaCom Corp.

ERNST & YOUNG LLP


/s/ Ernst & Young LLP

Atlanta, Georgia
March 1, 1999